Exhibit 99.1

Emerald Oil Announces Redetermination of its Borrowing Base

DENVER, CO – October 12, 2015 --- Emerald Oil, Inc. (NYSE MKT: EOX) (“Emerald” or the “Company”) today announced that, effective as of October 6, 2015, the borrowing base under its revolving credit facility has been decreased from $200 million to $120 million as part of the Company’s regularly scheduled semi-annual redetermination by its lenders. The previously announced term loan facility was not consummated, and the Company proceeded with its regularly scheduled October borrowing base redetermination. The decrease in the borrowing base has resulted in a deficiency of approximately $19.6 million. Emerald and its advisors are negotiating with the bank group regarding a repayment schedule and continues to work with a group of second lien term providers for a term debt solution.

Emerald has retained financial advisor Opportune LLP, investment banker Intrepid Partners, LLC, and legal advisors Mayer Brown LLP to advise management and the board of directors on capital structure options.

About Emerald

Emerald is an independent exploration and production operator that is focused on acquiring acreage and developing wells in the Williston Basin of North Dakota and Montana, targeting the Bakken and Three Forks shale oil formations and Pronghorn sand oil formation. Emerald is based in Denver, Colorado. More information about Emerald can be found at www.emeraldoil.com.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of the securities laws. All statements other than statements of historical facts included herein may constitute forward-looking statements. Forward-looking statements in this document may include statements regarding the Company’s expectations regarding the Company’s operational, exploration and development plans; expectations regarding the nature and amount of the Company’s reserves; and expectations regarding production, revenues, cash flows and recoveries. When used in this press release, the words "will," "potential," "believe," "estimate," "intend," "expect," "may," "should," "anticipate," "could," "plan," "predict," "project," "profile," "model," or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in oil and natural gas prices, uncertainties inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and natural gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

Corporate Contact:

Emerald Oil, Inc.

Mitch Ayer

Vice President - Finance & Investor Relations

(303) 595-5600

info@emeraldoil.com

www.emeraldoil.com